Exhibit 4.15

Agreement

That was written and signed on the 9th of the month of March 2016

By and between

L & S Light and Strong Ltd.

Co. no. 514030471

By Mr. Ofer Amir and Gal Erez

Of Ha-adom St. Industrial Area, Kanot, P.O. Box 7042

Gadera 707000

(Hereinafter: the “Company”)

Of the first part;

And

Zag Advanced Programs Ltd.

Co. no. 514983055

By Eran Gross

Of 24 Giborey Israel St. Netanya

(Hereinafter: the “Service Provider”)

Of the second part;

(The Company and the Service Provider shall each be hereinafter referred to as a “Party” and together as the “Parties”)

Whereas	on the 10th of May 2015 an agreement was signed between the Company and the Service Provider in which it was agreed that the Service Provider would grant development Services to the Company of a solar UAV (unmanned aviation vehicle) that has the ability to fly at high altitudes and to remain in the air for an extensive time (hereinafter the “Agreement”). A copy of the agreement that was signed between the parties is attached to this agreement, and marked as Appendix A.

And whereas	it was stipulated in the framework of section 2.4 of the agreement that the Services shall commence only after capital has been raised of at least $1,000,000 US by the Company;

And whereas	the Company is acting to list the shares for trade in OTCBB and it was stipulated in section 5.1 of the agreement that to the extent that the listing of shares for trade shall not be performed by the 31st of December 2015 each of the parties of the agreement shall have the right to cancel the agreement;

And whereas	after discussions have taken place between the parties, the parties wish to update the contractual engagement between them so that the provisions of this agreement will take the place of the provisions of the agreement;

And whereas	the Company is a private Company, which has been incorporated in Israel and it specializes in the manufacture of products from composite material.

And whereas	the Company is advancing a Project for developing a solar unmanned aviation vehicle that has the ability to fly at high altitudes and to remain in air for extended periods of time (the “Product”), including various derivatives, various sizes and new generation of this UAV (hereinafter the “Project”) and for this purpose the Company wishes to recruit a sub- contractor that will provide engineering design and senior consulting with respect to the Project;

And whereas	the Service Provider deals, inter alia, in designing and developing aircraft and it employs Mr. Shlomo Zach as the head engineer for planning and developing aircraft (“Employee of the Service Provider”);

And whereas	the Service Provider wishes to provide the Services to the Company, as a sub- contractor (as defined hereafter), and the Company wishes to receive the Services from the Service Provider;

And whereas	the parties wish to arrange their relationship and put it in writing, all as set forth in this agreement;

Therefore, it was stipulated, declared and agreed between the parties as follows:

1.	Introduction and Definitions

1.1.	The preamble of this agreement and the parties’ declarations constitute an integral part of it.

1.2.	The titles of the sections are for convenience only, and they may not be relied upon in interpreting or clarifying this agreement.

1.3.	The appendixes of this agreement constitute an integral part of this agreement. Notwithstanding the aforesaid, it is clarified that in the event of a contradiction between the provisions of this agreement and the appendixes to it, the provisions of this agreement shall prevail.

2.	The Nature of the Agreement

2.1.	The Service Provider shall provide the Services to the Company as an engineer and senior consultant for the Project, in other words, services in the field of developing the solar UAV (hereinafter the “Services”).

2.2.	The Service Provider will act according to the initial Work Plans attached to this agreement as appendix 2.2 (the “Work Plan”). The Service Provider undertakes to act in the framework of providing the Services according to the provisions of this agreement, the Work Plan and the instructions of the Company’s CEO and its board of directors.

2.3.	It is agreed that the Work Plan will be submitted for the approval of the board of directors of the Company before the work commences and the Service Provider shall begin to perform the work only after receiving an approval of the board of directors of the Company for the Work Plan and for the budget set forth in the Work Plan.

The Work Plan will include details of the scope of work hours that will be invested in developing the product/ stages of developing the product that have been set forth in the Work Plans, the products that shall be received at the end of each stage of the Work Plan, the costs of each of the stages of the work and any detail that shall be required by the Company for approving the Work Plan.

2.4.	The Services shall be given by the Service Provider to the Company by Mr. Shlomo Zach identity certificate no. 063665038 and this is a material condition in this agreement and by other employees on behalf of the Service Provider (and among them Mr. Avi Avrashitz) who shall be required according to need (the “Employees of the Service Provider”).

2.5.	The period of the contractual engagement according to this agreement shall begin on the date this agreement is signed and it shall continue without any limit of time until its cancellation by any of the parties in accordance and subject to the provisions of section 2.6 hereafter (the “Contractual Engagement Period”).

2.6.	Each of the parties to this agreement shall be entitled to terminate the contractual engagement period according to this agreement, for any reason and even without reasons, provided that it gave a written notice of this to the other party 90 days in advance (the “Advance Notice” and the “Early Notice Period”, respectively).

2.7.	During the early notice period the Service Provider shall continue to provide the Services to the Company, unless it shall be requested otherwise by the Company, and it shall act if requested by the Company in order to transfer its duties to its successor in a sufficient and quick manner.

2.8.	Notwithstanding the aforesaid in section 2.6 above, the Company shall be entitled to immediately terminate the contractual engagement period, at any time, due to any of the reasons set forth hereafter: (a) the Service Provider has committed a material breach of its undertakings according to this agreement, provided that the Company has given the Service Provider a written warning and the Service Provider did not act in order to amend its breach within 60 (sixty) days; (b) the Service Provider was convicted in court for performing a shameful criminal offense; (c) the court has ruled that the Service Provider has maliciously or recklessly caused the Company damage; (d) an employee of the Service Provider has died and/or lost his legal competence and/or lost his ability to work for a period that exceeds 45 days.

2.9.	The Service Provider shall not be entitled to demand and/or sue and/or receive for the termination of the contractual engagement period, any compensation (except for money that is due to it by virtue of this agreement, in other words, the monthly consideration and the costs).

2.10.	Notwithstanding the aforesaid, it is agreed that in the beginning (immediately after signing this agreement) the Service Provider shall provide design, development and construction Services to the Company of a SD Model of the product (hereinafter the “Model”). The specifications of the Model and the time schedule for developing the Model are attached to this agreement and marked 2.10.

2.11.	It is agreed that the development budget of the Model shall be the sum of 800,000 NIS + VAT.

2.12.	The development budget of the Model shall be transferred to the Service Provider according to the following payment schedule:

2.12.1.	The sum of 400,000 NIS with additional lawful VAT and against a lawful tax invoice shall be paid within 5 business days after signing this agreement.

2.12.2.	The sum of 400,000 NIS with additional lawful VAT and against a lawful tax invoice shall be paid in 5 monthly installments according to the payment schedule and pace of the development progress as set forth in appendix 2.12.2 of this agreement.

2.13.	Right before the development of the Model is completed the Service Provider shall transfer the plans for continuing the development of the product to the Company to approve – and the continuation of the development of the product shall be approved according to the terms set forth in section 2.3 above.

2.14.	The Service Provider shall transfer to the Company, upon its first demand and during the routine work between the parties, all the products of the work including drawings, calculations, plans and any work product that was developed and/or planned and/or created for the Company.

2.15.	For the sake of avoiding doubt it is clarified and agreed that the Company shall be entitled to engage in the development and in advancing the development of the solar UAV parallel to the work of the Service Provider and/or in cooperation with the Service Provider and any development products that shall be performed by the Company and for it shall belong to the Company.

2.16.	The Service Provider shall prepare marketing material for the Company without additional consideration beyond the stipulations in this agreement.

3.	The Consideration

3.1.	In consideration for providing the Services the Company shall pay to the Service Provider consideration in the sum in shekels that equals 70$ (seventy US Dollars) for each hour of providing the Services (the “Hourly Consideration”) or any other consideration that shall be agreed upon between the parties. The monthly consideration shall be calculated by multiplying the hourly consideration by the number of hours of providing the Services and it shall be paid against a tax invoice that the Service Provider shall issue to the Company (the “Monthly Consideration”).

Once per month (and after the development of the Model pertaining to section 2.10 above shall be completed) the Service Provider shall submit to the Company details regarding the monthly consideration that is due to it. In the framework of these details, details shall be given regarding the plan that was approved and what was actually performed (plans against performance), the extent of the work hours that were invested in the Project in the relevant month and the expenses required (adding written proof of these expenses).

3.2.	Notwithstanding the provisions in section 3.1 above, it is agreed that in the beginning the consideration set forth in section 2.11 shall be paid to the Service Provider, and afterwards monthly consideration shall be paid to the Service Provider according to the Work Plan that shall be approved in advance by the Company.

3.3.	In addition, the Service Provider shall be entitled to a refund of the expenses that it paid (and against a tax invoice) in addition to the monthly consideration, for traveling abroad for the Company, including for promoting and marketing the Project and/or the product, and other expenses that shall be approved in advance by the Company’s representative (the “Expenses”).

3.4.	The Company shall pay the monthly consideration to the Service Provider with additional lawful VAT, and the expenses within 14 (fourteen) days after receiving the tax invoice. The Service Provider confirms that the Company shall deduct income tax and/or any other tax from the monthly consideration as required according to the provisions of any law, unless the Service Provider shall furnish to the Company an exemption from the tax authorities for deducting withholding tax.

3.5.	It is agreed between the parties that the monthly consideration constitutes all the consideration to the Service Provider for providing the Services and the Service Provider shall not be entitled to any payment, terms, benefits, or other rights, except for the payment of the expenses as set forth in this agreement, unless it shall be otherwise agreed in advance and in writing between the parties.

4.	The Initial Design and Granting the Options to the Service Provider

4.1.	In the framework of examining the feasibility of entering into an agreement the Service Provider has transferred an initial design of the product, including documentation, documents, plans and information with respect to the initial design (the “Initial Design”), and the Company has granted 2,302,332 options of the Company and the Service Provider has transferred these options to Eran Gross (1,151,166 options of the Company) and to Mr. Shlomo Zach (1,151,166 options of the Company). After these options were granted, the Service Provider transferred the rights in the initial design to the Company.

4.2.	In addition to the aforesaid, the Company shall issue to the Service Provider or to whoever the Service Provider shall order 2,302,332 options convertible into 2,302,332 shares of the Company (hereinafter the “Options” and the “Option Shares”). When issued, the Option Shares shall be free and clear from any third party right. Starting from the time of their grant, all the rights conferred upon the ordinary shares shall be conferred upon the Option Shares, as mentioned in the articles of association of the Company, as shall be in force from time to time, and they shall be considered as fully paid.

4.3.	In addition to the Options set forth in section 4.2 above, the Service Provider shall have, subject to the prior written approval of the Company’s board of directors, the right to order the Company to grant 1,151,166 additional options convertible into 1,151,166 shares of the Company to any of the Employees of the Service Provider (the issue shall be made according to the discretion of the Service Provider and subject to the approval of the Company’s board of directors and the Service Provider declares that it intends to order the Company to issue these options to senior engineers that work in service of the Service Provider and who are responsible for developing the product).

4.4.	The terms of the options that shall be granted to any of the Employees of the Service Provider shall be under the same terms of the warrants as determined in the agreement.

4.5.	The Company represents and warrants that:

4.5.1.	All the Option Shares shall be free and clear from any debt, lien, pledge, and any third party right and that there is no restriction or prohibition or hindrance, whether in the law or in an agreement to grant the option to the Service Provider and at the time the option is exercised there shall be not restriction or prohibition or hindrance whether in the law or in an agreement, to issue the options shares, and if such hindrance shall exist the Company shall immediately act to remove any such hindrance, prohibition or restriction as mentioned without delay.

4.5.2.	The Company is acting to list its shares for trade in one of the stock exchanges in the United States, in accordance with the draft prospectus that is attached to this agreement as appendix 4.5.2. The Company’s intends to complete the listing of the Company for trade by the 31st of December 2016 (“listing for trade”). After completing the listing of the Company’s shares for trade, the prospectus shall be attached to this agreement as appendix 4.5.2 and it shall replace the draft prospectus (“Draft Prospectus” and “Prospectus”, respectively).

4.5.3.	The information included in the draft prospectus or in the prospectus constitutes a representation on part of the Company regarding the option, towards the Service Provider and all the undertakings and declarations that are included in the draft prospectus shall apply respectively also with respect to the option towards the Service Provider. It is agreed between the parties that after the capital has been raised, the prospectus shall be attached and it shall replace the draft prospectus in a manner that shall bind the Company.

4.5.4.	The Company hereby grants to the Service Provider and/or to anyone on its behalf a full and irrevocable exemption for any liability of the Company, to the extent that this exists, that was created before this agreement was signed, including, but not only, financial liability and/or liability for violating any law and/or agreement. Furthermore, the Company undertakes to indemnify the Service Provider, its shareholders and/or anyone on its behalf for direct damage that shall be caused to them as a result of any claim and/or lawsuit and/or demand for debts and/or past violations as mentioned.

4.6.	The granting of the option shall be performed at the time the parties have signed this agreement, or at a later time that shall be agreed upon between the parties, at the office of Meitar, Liquornik, Geva, Leshem, Tal & Co. at 16 Abba Hillel Silver Blvd. Ramat Gan (the “Closing”), at the closing all the following actions shall be performed simultaneously, and none of them shall be considered as if it was performed without all the other actions having been performed:

4.6.1.	The Company’s board of directors shall adopt a decision that confirms that the option has been granted in the version attached hereto as appendix 4.6.1.

4.6.2.	The Company shall give the shareholders in the Company, including the Service Provider, a copy of the updated shareholders registry, in the version attached as appendix 4.6.2, according to which the Service Provider has the option.

4.7.	The Company informs the Service Provider that according to the securities laws in the United States of America, in the event of a public offering of shares in an American stock exchange, at the time capital is raised a restriction applies to all the shareholders in the Company regarding the transfer of shares in the Company for a period of 180 (one hundred and eighty days) after the capital was raised (lock up). The lock up terms shall be identical to the lock up terms of the investors.

4.8.	It is agreed between the parties that to the extent that the Service Provider shall cease to provide the Services pertaining to this agreement to the Company, out of its own initiative (in other words, the Service Provider shall be informed of the cessation of providing Services to the Company according to the provisions in section 2.6 above), the Service Provider and each of the Employees of the Service Provider shall return to the Company all the warrants that were issued to them according to the provisions of this agreement, except for warrants and/or shares that were issued from exercising the warrants and which were issued to the Service Provider and/or to any of the Employees of the Service Provider according to the provisions of this agreement that (1) the contractual lock up period with respect to these warrants has ended and (2) the Service Provider or any of the Employees of the Service Provider has sold the warrants and/or the shares that were issued from exercising the warrants.

5.	The Company confirms that the Securities and Exchange Commission in the United States has approved the registration of the Company’s securities for trade on a stock exchange in the United States.

6.	Representations and Warranties of the Service Provider

6.1.	The Service Provider confirms represents and warrants as follows:

6.1.1.	That it shall be entitled during the period of existence of this agreement to provide Services as a contractor to anyone provided that this will not harm the performance of its undertakings according to this agreement.

6.1.2.	That it has the abilities required for performing its duties in the framework of providing the Services and that it has the expertise and it is authorized according to the provisions of any law to provide the Services according to this agreement.

6.1.3.	That the Service Provider has the ability, qualifications, knowledge and expertise required for designing and developing a solar UAV as set forth in the Work Plans attached to this agreement as appendix 6.1.3.

6.1.4.	That it shall refuse to receive and it shall not receive any payment and/or other benefit for the Company from any third party that has direct or indirect contact with the Services of the Service Provider which it performs for the Company, including from the Company’s customers or suppliers.

6.1.5.	That it shall provide the Services to the Company with dedication, professionalism, trust and in using all of its qualifications, experience knowledge required for providing the Services for the benefit of the Company and its best interests and avoiding a conflict of interests.

6.1.6.	That it will notify the Company, at the first opportunity of any issue and/or subject in respect to which it has a personal interest and/or that could create a conflict of interests with providing the Services to the Company.

6.1.7.	That it shall act in providing the Services according to the provisions of any law and according to the provisions of the agreement.

6.1.8.	That to the extent that it is aware, it has no restriction preventing it from providing the Services to the Company in the framework of this agreement.

6.1.9.	That it does not have and/or the Employees of the Service Provider do not have any criminal past and/or criminal record at the Israel Police and as far as it is aware there are no pending lawsuits and/or files and/or police investigations or otherwise against it and/or them and there is no reason that such shall be submitted/ instituted/ conducted against it and/or them.

6.2.	It is agreed between the parties that the Service Provider and/or an employee of the Service Provider shall not be entitled to sell and/or transfer and/or assign etc… its rights and undertakings according to this agreement and/or any part of it, whether directly or indirectly, and in any from to another and/or others, whether for consideration or not for consideration and/or in any other form unless it shall be otherwise agreed in advance and in writing by the Company, and this is subject to the provisions of any law.

6.3.	The provisions in this section, and all of its sub – sections are considered a material term of this agreement.

7.	No Employment Relationship

7.1.	It is hereby agreed and declared that the relationship between the Company and the Service Provider is only the relationship between a customer and an independent contractor, that the Service Provider and/or Employees of the Service Provider are not employees of the Company, that no employment relationship exists between it and the Company, and that the Service Provider and/or the Employees of the Service Provider and/or anyone else on their behalf are not entitled to any right or benefit arising from an employment relationship according to law, collective agreements, expansion orders, other agreements and/or in any other manner, so that except for granting the options, the monthly consideration and the expenses as mentioned shall constitute the full and total and exclusive cost that the Company shall have with respect to receiving the Services of the Service Provider which it provides to the Company in the framework of this agreement.

7.2.	The Service Provider is solely responsible for any legal liability that applies to an employer towards its employee, including the payment of wages, including all the deductions, expenses, ancillary provisions, and the payment of severance pay, convalescence pay, payments to income tax, to the institution of national insurance etc., all according to the law, in full and on time, and it shall indemnify and compensate the Company for any sum that it shall be required to pay including a refund of expenses- including legal fees, as a result of any claim the cause of which is connected to an employment relationship between it and/or the Employees of the Service Provider and/or anyone on its behalf and the Company.

7.3.	The Service Provider undertakes not to initiate any legal proceeding the purpose of which is to determine that the Service Provider and/or an employee of the Service Provider is an employee of the Company. If in any event a legal proceeding shall be conducted as mentioned at the initiation of any party, and for any reason it shall be determined by any legal instance, including judicial instance, that the Service Provider and/or an employee of the Service Provider is an employee of the Company, then the Service Provider shall indemnify the Company immediately upon its first demand, for any damage that it shall incur and/or sum that it shall be required to pay, if it is determined that an employment relationship existed between the parties and/or anyone on their behalf.

7.4.	The provisions in this section, and all of its sub- sections are material terms in this agreement.

7.5.	The aforesaid does not derogate from any other remedy and/or relief.

8.	Exclusivity and Confidentiality

8.1.	The Service Provider declares and undertakes that from the date of signing this agreement, and for an unlimited period (and insofar as a court of competent jurisdiction shall determine that it is not possible to restrict the occupation of the Service Provider an unlimited period, then the undertaking period of the Service Provider shall not be in any case less than 10 years from the signing of this agreement) (even if the parties shall terminate the contractual engagement according to this agreement), shall exclusively work with the Company in advancing the Project and it shall not compete with the Project, and shall not have an interest and/or be a partner in a corporation that operates a business competing with the Project. It is clarified that the aforesaid does not derogate from the right of the Service Provider to perform contractual engagements that do not compete with the Project and with the Services provided according to this agreement.

8.2.	The Service Provider undertakes to sign the employees to which the warrants shall be issued according to the provisions of section 4.3 above on an identical undertaking to the undertaking set forth in section 8.1 above.

8.3.	Notwithstanding the provisions in sections 8.1 and 8.2 above it is clarified that to the extent that the Company shall be liquidated or that the Company shall notify the Service Provider that the Company has ceased from developing a solar UAV the undertakings of the Service Provider according to sections 8.1 and 8.2 shall be cancelled.

8.4.	Upon signing this agreement the parties shall sign a non- disclosure undertaking as set forth in appendix 8.4.

8.5.	The provisions in this section and all of its sub- sections, including appendix 8.4 constitute material terms of this agreement.

9.	Ownership of Property

9.1.	It is agreed between the parties that upon signing this agreement the intellectual property rights in the product, including in the plans, in the opinion, in the ideas, trademarks, patents that shall be developed by the Service Provider in the framework of providing the Services and/or shall be prepared by the Service Provider for the Company, shall become the Company’s sole and exclusive property and except for the warrants granted, and the monthly consideration and the expenses according to this agreement, the Service Provider shall not be entitled to any payment and/or remuneration and/or compensation for each of these.

In order to avoid doubt it is clarified that the rights in the intellectual property apply to all the unmanned solar aircraft which shall be developed by the Service Provider for the Company.

9.2.	Without derogating from the other undertakings of the Service Provider, and subject to the provisions of this agreement, the Service Provider hereby undertakes to deliver to the Company all of the documentation that it shall possess regarding the Services provided, including but not limited to, the original plans that were developed in the framework of the Project, the source codes that were developed in the framework of the Project and all the documents, the information, the databases, the explanations and any other information, whether in writing or verbal, in digital and/or analog form, and whether in any other form that was developed in the framework of providing the Services, at any time that shall be required and immediately upon demand.

9.3.	The Company is entitled, at all times, according to its absolute and exclusive discretion, to use the material and/or any information, document, software, database, programs and other details that were given by the Service Provider and the Company is entitled to publish and/or give material, all or in part, to whoever it shall see fit, according to its exclusive discretion, in any manner and this is without the need to receive any consent from the Service Provider.

9.4.	The service provided undertakes not to remove and/or transfer and/or deliver any knowledge, document, object, information, etc., that according to their nature are not public domain, that have reached the Service Provider as a result and/or with respect to the Services provided, to any third party that deals in the development, manufacture and marketing of the Project or product that has identical attributes.

9.5.	The Service Provider undertakes to sign the employees set forth hereafter and all the employees that shall be involved in the Project on a statement and confirmation that is identical to the undertaking set forth in section 9.1 above.

10.	Professional Liability and Claims

10.1.	The Service Provider undertakes to notify the Company immediately after an event has occurred that constitutes an event where there is a concern that a claim shall be filed against the Service Provider and/or Employees of the Service Provider and/or the Company following event for negligence and/or an omission and/or action in the framework of providing the Services to the Company.

10.2.	In addition, the Service Provider undertakes to notify the Company in writing of any claim and/or demand and/or letter and/or complaint that shall be submitted against it following the Services provided, immediately after it has become aware of its existence. The Service Provider shall set forth in this notice as mentioned the details of the event as these are known to it, and it shall furnish to the Company the relevant documents which are in its possession.

10.3.	The Company exempts the Service Provider from any duty to indemnify, including according to law, except for the event in which it maliciously acted (including by concealing information) or did not inform the Company of the existence of a lawsuit or claim that is known to it in a manner that prevented the Company the possibility of defending itself (the “Damage Event”). In the event of a damage event, the Service Provider shall indemnify the Company in accordance with a judgment the execution of which was not delayed for any direct damage and/or direct expense that shall be caused to the Company as a direct result of the damage event.

10.4.	In addition, and without derogating from any other provision in this agreement, the Company shall have the right to immediately cancel this agreement upon the occurrence of an event that causes grave damage to the Company and which has occurred as a result of a malicious action of the Service Provider.

11.	Miscellaneous

11.1.	The parties declare and confirm that they have adopted all the resolutions required for entering into this agreement and that there is nothing preventing them according to any law and/or agreement and/or any other hindrance from entering into this agreement.

11.2.	This agreement includes everything agreed to between the Service Provider and the Company. Upon signing this agreement all the agreements, understandings and letters of undertaking that were exchanged between the parties before it was signed – if existing, shall be null and void.

11.3.	Each party to the agreement shall bear its expenses for drafting this agreement.

11.4.	No conduct of any of the parties shall be considered as a waiver of any of its rights according to this agreement and/or according to any law, or as a waiver and consent by it to any breach of non- fulfillment of any terms of the agreement by the other party or as agreeing to an extension, delay or change, cancellation or any addition to any term in this agreement, unless it was expressly made in writing.

11.5.	Any change, cancellation, addition or amendment to this agreement shall be made in writing and it shall bind the parties only after the signature of both parties.

11.6.	The competent court in the city of Tel Aviv has exclusive jurisdiction to hear any dispute between the parties with respect to this agreement and/or the Services provided by the Service Provider according to this agreement.

11.7.	The parties’ addresses for the purpose of this agreement are as set forth in the preamble of this agreement or any other address of any of the parties of which it shall notify in writing to all the other parties.

11.8.	Any notice that shall be sent from one party to the other, shall be sent in writing by facsimile and in addition, in writing by registered mail according to the addresses that appear in the preamble of this agreement and/or by personal delivery. A notice that was delivered by post shall be considered as if it was received within 72 hours after it was sent by registered mail at a post office in Israel. A notice that was personally delivered shall be considered as having been received immediately upon its delivery. With respect to this section Saturdays and Holidays shall not be counted.

And in witness whereof the parties have signed:

/s/ Ofer Amir /s/ Gal Erez	/s/ Eran Gross

The Company	The Service Provider